NOVATION AGREEMENT (FUND ACCOUNTANT)

THIS NOVATION AGREEMENT is made on 1st day of December, 2014 among:

(1) WORLD FUNDS, INC., is an open-ended management investment company incorporated under the laws of Maryland with a principal place of business at 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235 (the “Client”),

(2) WORLD FUNDS TRUST is a statutory trust organized under the laws of Delaware with a principal place of business at 8730 Stony Point Parkway, Suite 205, Richmond, Virginia 23235 (the “Successor Client”), and

(3) BROWN BROTHERS HARRIMAN & CO. is a limited partnership organized under the laws of the State of New York, with a place of business at 50 Post Office Square, Boston, MA 02110, USA (the “Fund Accountant”).

WHEREAS:

A.
The Client and the Fund Accountant are parties to an Accounting Agency Agreement dated as of August 23, 2006, as may have been amended or supplemented to date (together with all related agreements collectively known as the “Agreement”).

B.
The Client, the Successor Client and the Fund Accountant wish to novate the Agreement as of December 1, 2014 (the “Effective Date”) to permit: (i) the Client to assign all of its rights, duties, obligations and liabilities under the Agreement with respect to its assets; and (ii) the Successor Client to accept and assume all such rights, duties and obligations and liabilities under the Agreement.

C.
The Client wishes to be released and discharged from the Agreement and the Fund Accountant has agreed so to release and discharge the Client in return for the Successor Client undertaking to perform the Agreement and to be bound by the terms of the Agreement as if the Successor Client had been an original party thereto.

NOW IT IS AGREED as follows:

1.
From the Effective Date, the Client assigns all of its rights, duties, obligations and liabilities under the Agreement, to the Successor Client, and the Successor Client accepts, assumes and agrees to perform all of the Client’s rights, duties, obligations and liabilities under the Agreement and to be bound by the terms of the Agreement in every way as if the Successor Client was an original party to the Agreement in lieu of the Client.

2.
From the Effective Date, the Fund Accountant consents to such assignment and releases and discharges the Client from further performance of the Agreement. The Client agrees to be bound by the terms of the Agreement in every way as if the Successor Client was named in the Agreement as an original party in place of the Client. For avoidance of doubt, the Successor Client shall be responsible for any obligations or liabilities under the Agreement which are outstanding, unperformed and/or unpaid by the Client prior to the Effective Date.

3.	All terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms herein.

4.	By signing below where indicated, the Successor Client hereby ratifies and affirms all of the terms and conditions of the Agreement, and ratifies and affirms that the representations and warranties formerly undertaken by the Client are true and correct with respect to the Successor Client as of the Effective Date under such Agreement.

5.
From the Effective Date, the Successor Client and the Fund Accountant hereby agree to replace Appendix A to the Agreement with the Appendix A attached hereto, and that any reference to “Series” in the Agreement shall be construed to refer to each of the series set forth in Appendix A attached hereto.

6.	Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

7.	This Novation Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

This Novation Agreement together with the Agreement shall constitute the entire agreement of the parties hereto, and shall be governed by, construed and take effect in accordance with the laws of the United States of America and the State of New York.

IN WITNESS whereof the parties have entered into this Novation Agreement on the day and year first written above.

For and on behalf of
THE WORLD FUNDS, INC,
as the Client

By: ____/s/ John Pasco, III_______________________
Name: John Pasco, III
Title: Chairman and Director

For and on behalf of
THE WORLD FUNDS TRUST,
as the Successor Client

By: ____/s/ John Pasco, III________________________
Name: John Pasco, III
Title: Chairman and Trustee

For and on behalf of
BROWN BROTHERS HARRIMAN & CO.,
as the Fund Accountant

By: ___/s/ Elizabeth E. Prickett__________________
Name: Elizabeth E. Prickett
Title: Managing Director

APPENDIX A
TO
ACCOUNTING AGENCY AGREEMENT
BETWEEN
BROWN BROTHERS HARRIMAN & CO.
AND
THE WORLD FUNDS TRUST

Dated as of December 1, 2014

The following is a list of funds for which the Fund Accountant shall serve under the Accounting Agency Agreement dated as of July 25, 2005 between Brown Brothers Harriman & Co. and The World Funds, Inc. as novated on December 1, 2014:

European Equity Fund

Toreador International Fund

IN WITNESS WHEREOF, each of the parties hereto has caused this Appendix to be executed in its name on its behalf.

THE WORLD FUNDS TRUST	BROWN BROTHERS HARRIMAN & CO.

By: /s/ John Pasco, III	By: /s/ Elizabeth E. Prickett

Name: John Pasco, III	Name: Elizabeth E. Prickett

Title: Chairman and Trustee	Title: Managing Director